Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-187893

PROSPECTUS SUPPLEMENT

To Prospectus dated May 15, 2013

Gevo, Inc.

This prospectus supplement (“Prospectus Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated May 15, 2013, as supplemented by the prospectus supplement, dated December 11, 2013, which together form a part of a registration statement filed by Gevo, Inc. (the “Company”) with the U.S. Securities and Exchange Commission utilizing a “shelf” registration process (the “Prospectus”).

This Prospectus Supplement may add or update information contained in the Prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this Prospectus Supplement is inconsistent with statements made in the Prospectus or any documents incorporated by reference therein, the statements made in this Prospectus Supplement will be deemed to modify or supersede those made in the Prospectus and such documents incorporated by reference therein. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto.

On May 7, 2015, certain holders of the Company’s warrants to purchase common stock (the “2013 Warrants”) issued pursuant to that certain Common Stock Unit Agreement, dated December 16, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC, acting as warrant agent, agreed to exercise some or all of their 2013 Warrants for cash, at the current exercise price of $15.30 per share of common stock. As an inducement to exercise the 2013 Warrants, the Company agreed to pay each such holder a cash inducement fee in an amount equal to $11.55 for each share of common stock received upon such exercise, which will result in net proceeds to the Company of $3.75 per share.

Our common stock is traded on the NASDAQ Capital Market under the symbol “GEVO.” On May 7, 2015, the last reported sale price of our common stock on the NASDAQ Capital Market was $5.46 per share. The 2013 Warrants are not and will not be listed for trading on the NASDAQ Capital Market, or any other securities exchange.

FORWARD-LOOKING STATEMENTS

Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results, performance or achievements to differ materially from the results, performance or achievements expressed in or implied by our forward-looking statements. The forward-looking statements contained in this Prospectus Supplement and the Prospectus reflect our views and assumptions only as of the date such forward-looking statements are made. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-14 of the prospectus supplement, dated December 11, 2013, and page 5 of the base prospectus and in the amendments and supplements subsequently filed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 7, 2015.